Exhibit 99.6

May 16, 2022

BCAC Holdings Inc.

78 SW 7th Street, Unit 800

Miami, FL 33130

Consent to Reference in Proxy Statement

BCAC Holdings Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the business combination described in the proxy statement/prospectus.

Sincerely,

/s/ Rene G. Sagebien
Rene G. Sagebien